EXHIBIT 99.1

For Immediate Release	Media Contact
Dick Parsons

(949) 234-1999 dickparsons@seychelle.com

Seychelle Reports Loss for Q2 ended 8-31-14 Vs Prior Year

To-Date Seychelle has received over $650,000 in new orders for US purchases and Overseas Expansion for Shipment during the anticipated Q3 Turnaround

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  October 10,2014 –Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today relating to its most recent fiscal quarter’s end. For the Second Quarter ended August 31, 2014, Revenue was $767,216 compared to $1,096,947 in the prior year, a decrease of $329,731 (-30%). In addition, Net Loss after taxes of $342,588 was a decrease of $425,362  (-514%) compared to the prior year’s Net Income after taxes of $82,774.

In addition, the Company reported that sales revenue for the first six months of the fiscal year ended August 31, 2014 was $1,874,514 compared to $2,663,004 in the prior year, down $788,490 (-30%). Net Loss after taxes was $405,316 for the same period and was off $688,404 (-243%) versus prior year Net Income of $283,088.

Dick Parsons, Chief Executive Officer, stated that “Our four largest customers had lower sales compared to the prior year, which  accounted for the bulk of the shortfall. During the three months ended August 31, 2014, we shifted our focus toward building a broader customer base by hiring a national sales manager to develop stronger sales relationships with both our current and potential customers, which partially offset the decrease in sales from our largest customers. Management believes this action will positively impact our sales going forward.” Mr. Parsons noted that “To-Date we have received over $650,000 in new orders for US purchases and overseas expansion for shipment during Q3 and anticipate the trend to continue in Q4 and going forward.”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks. The regular filter works for water from the tap while the standard and advanced filters are needed for most outdoor uses. The proprietary Seychelle Seychelle Ionic Adsorption Micron Filtration  been tested extensively by Independent Government Laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53 by Broward Testing Laboratories.

“Perfectly Filtered Water
For a Great Taste and a Healthier Life”

Note to Investors

This press release may contain certain forward-looking information about the Seychelle’s business prospects/projections.  These are based upon good-faith current expectations of Seychelle’s management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.